Exhibit 10.5

AIR PRODUCTS AND CHEMICALS, INC.
EXECUTIVE
SEPARATION PROGRAM

As Amended Effective as of November 19, 2025

ARTICLE I

PURPOSE AND TERM OF PLAN
Section 1.01    Purpose. Air Products and Chemicals, Inc. hereby establishes the Air Products and Chemicals, Inc. Executive Separation Program (the “Plan”) for the purpose of retaining Covered Executives (as defined below), maintaining a stable work environment and providing severance benefits to Covered Executives in the event of certain qualifying terminations of employment.
Section 1.02    Term of the Plan. This amendment and restatement of the Plan shall be effective for a Termination of Employment occurring on or after November 19, 2025 (the “Effective Date”). The Plan will continue until such time as the Committee (as defined below) acting in its sole discretion, elects to modify, supersede or terminate the Plan in accordance with, and subject to, the provisions of Article V.
ARTICLE II
DEFINITIONS
Section 2.01    “Administrator” shall mean the Committee or, to the extent the Committee delegates its powers in accordance with Section 4.01, its delegate with respect to matters so delegated.
Section 2.02    “Air Products” shall mean Air Products and Chemicals, Inc.
Section 2.03    “Annual Incentive Plan” shall mean the Air Products and Chemicals, Inc. Annual Incentive Plan and/or any similar, successor or substitute short-term bonus plan, program or pay practice.
Section 2.04    “Benefit” or “Benefits” shall mean any or all of the benefits that a Covered Executive is entitled to receive pursuant to Sections 3.02, 3.03 and 3.04.
Section 2.05    “Board” means the Board of Directors of Air Products.
Section 2.06    “Cause” shall mean (a) the willful failure of a Covered Executive to substantially perform the Covered Executive’s duties (other than any such failure due to Disability), after a demand for substantial performance is delivered, which demand shall identify the manner in which the Company believes that the Covered Executive has not substantially performed the Covered Executive’s duties, (b) a Covered Executive’s engaging in willful and serious misconduct that has caused or would reasonably be expected to result in material injury to the Company or any of its affiliates, (c) a Covered Executive’s conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, or (d) violation by the Covered Executive of any provision of Air Product’s Code of Conduct.
Section 2.07    “CEO” shall mean the Chief Executive Officer of Air Products, or a former chief executive officer of Air Products whose removal from such position constituted Good Reason.

Section 2.08    “Change in Control” shall mean the first to occur of any one of the events described below:
(a)    Stock Acquisition. Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than the Company or a corporation, a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Company, or a trustee of an employee benefit plan or trust sponsored solely by the Company and/or such a corporation, is or becomes, other than by purchase from the Company or such a corporation, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;
(b)    Change in Board. During any period of two consecutive years commencing on or after the Effective Date, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority of the Board, unless the election or nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fail to be elected by the shareholders of the Company;
(c)    Business Combination. Consummation of a reorganization, merger, consolidation, or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such shareholders’ ownership of the voting power of the Company immediately before such Transaction; and
(d)    Sale or Liquidation. The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale or disposition of all or substantially all of the Company’s assets.
Notwithstanding the foregoing or anything in this Agreement to the contrary, if any payment under this Agreement is “deferred compensation” for purposes of Section 409A, the foregoing definition shall be modified to the extent necessary to avoid the imposition of an excise tax under Section 409A.
Section 2.09    “Change in Control Termination of Employment” shall mean termination of the active employment relationship between a Covered Executive and the Company (a) by the Company for reasons other than the Covered Executive’s death, Disability or Cause or (b) by the Covered Executive for Good Reason, in each case, within the two years following the effective date of a Change in Control; provided that, if ownership of any subsidiary, unit, division or business of Air Products is divested, spun off, sold or otherwise transferred to a third party or third parties, including the stockholders of Air Products, and the Covered Executive’s employment within such divested or transferred subsidiary, unit, division or business continues, the termination of the employment relationship between the Covered Executive and Air Products shall not be a Change in Control Termination of Employment.
Section 2.10    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

Section 2.11    “Code” shall mean the Internal Revenue Code of 1986, as amended.
Section 2.12    “Committee” shall mean the Management Development and Compensation Committee of the Board, or other person or persons appointed by the Board, to act on behalf of the Company with respect to the Plan as provided in the Plan.
Section 2.13    “Company” shall mean Air Products and any of its wholly or majority owned subsidiaries and affiliates. The term “Company” shall include any successor to Air Products such as a corporation succeeding to the business of Air Products or any subsidiary, by merger, consolidation or liquidation, or purchase of assets or stock or similar transaction.
Section 2.14    “Company Officer” shall mean any individual serving as an officer of the Company at executive grade level 218 and above who directly reports to the CEO; provided, however, that any such individual serving in such a capacity on an interim basis of less than six months shall not be a “Company Officer” unless otherwise determined by the Committee, upon the recommendation of the CEO.
Section 2.15    “Company Plan” shall mean this Plan or any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates.
Section 2.16    “Covered Executive” shall mean any individual serving as an Executive Officer or as a Company Officer at the time of a Termination of Employment; provided that any individual who is an Executive Officer or a Company Officer on or following the Effective Date but who ceases to be designated as an Executive Officer or as a Company Officer during the six-month period preceding a Termination of Employment shall be treated as a Covered Executive for purposes of the Plan.
Section 2.17    “Disability” shall be as defined under the Company’s long-term disability plan.
Section 2.18    “Employment Termination Date” shall mean the date on which a Covered Executive undergoes a Termination of Employment.
Section 2.19    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
Section 2.20    “Executive Officer” shall mean each “executive officer” so designated by the Board pursuant to Rule 3b-7 under the Securities Exchange Act of 1934.
Section 2.21    “Fiscal Year” shall mean each period commencing on October 1 and ending on the subsequent September 30.
Section 2.22    “Good Reason” shall mean the occurrence of any of the following without a Covered Executive’s consent:
(a)    a material adverse change in the Covered Executive’s position or office with the Company, including, without limitation, a material diminution in the Covered Executive’s duties, reporting responsibilities and authority with the Company; or an assignment to the Covered Executive of duties or responsibilities, which are materially inconsistent with the Covered Executive’s status or position with the Company; provided that, any of the foregoing in connection with termination of a Covered Executive’s employment for Cause, Retirement or Disability shall not constitute Good Reason;

(b)    reduction of the Covered Executive’s Salary or failure by the Company to pay, in substantially equal installments conforming with the Company’s normal pay practices, the Covered Executive’s Salary; provided, however, that the Company may reduce a Covered Executive’s Salary if such reduction is no less favorable to the Covered Executive than the average annual percentage reduction during the applicable Fiscal Year for all Highly Compensated Employees; provided, further, that the Company may adjust its normal payroll practices with respect to the payment of a Covered Executive’s Salary; provided that such adjustment is applicable to all Highly Compensated Employees;
(c)    a material reduction in a Covered Executive’s annual incentive opportunities under the Annual Incentive Plan without a corresponding increase in other incentive compensation payable by the Company; provided, however, that the Company may reduce a Covered Executive’s annual incentive opportunities under the Annual Incentive Plan if such reduction is on a basis no less favorable to the Covered Executive than the basis upon which the Company reduces the annual incentive opportunities payable to all Highly Compensated Employees during the applicable Fiscal Year;
(d)    a material reduction in a Covered Executive’s aggregate Company provided benefits under the Company’s employee pension benefit, life insurance, medical, dental, health and accident, disability, severance and paid vacation plans, programs and practices; provided, however, that the Company may reduce or adjust the aggregate benefits payable to a Covered Executive if such reduction is on a basis no less favorable to the Covered Executive than the basis on which the Company reduces aggregate benefits payable with respect to Highly Compensated Employees; or
(e)    a requirement by the Company that a Covered Executive relocate the Covered Executive’s principal place of employment by more than 50 miles from the location in effect immediately prior to the relocation.
Notwithstanding anything to the contrary contained herein, a Covered Executive’s termination of employment will not be treated as for Good Reason as the result of the occurrence of any event specified in the foregoing clauses (a) through (e) (each such event, a “Good Reason Event”) unless, within 90 days following the occurrence of such Good Reason Event, the Covered Executive provides written notice to the Company of the occurrence of such Good Reason Event, which notice sets forth the exact nature of the Good Reason Event and the conduct required to cure such Good Reason Event. The Company will have 30 days from the receipt of such notice within which to cure such Good Reason Event (such period, the “Cure Period”). If, during the Cure Period, such Good Reason Event is remedied, the Covered Executive will not be permitted to terminate the Covered Executive’s employment for Good Reason. If, at the end of the Cure Period, the Good Reason Event has not been remedied, a Covered Executive’s voluntary termination will be treated as for Good Reason during the 90-day period that follows the end of the Cure Period. If a Covered Executive does not terminate employment during such 90-day period, the Covered Executive will not be permitted to terminate employment and receive the payments and benefits set forth under this Agreement as a result of such Good Reason Event.
Section 2.23    “Grandfathered Covered Executive” shall mean the individuals set forth on Exhibit A.
Section 2.24    “Highly Compensated Employees” shall mean the highest paid one percent of employees of the Company together with all corporations, partnerships, trusts or other entities controlling, controlled by or under common control with, the Company.

Section 2.25    “Long-Term Incentive Plan” shall mean the Air Products and Chemicals, Inc. 2021 Long-Term Incentive Plan, together with all predecessor and similar successor or substitute intermediate and/or long-term incentive compensation plan or program.
Section 2.26    “Non-Change in Control Termination of Employment” shall mean termination of the active employment relationship between a Covered Executive and the Company (a) by the Company for reasons other than the Covered Executive’s death, Disability or Cause or (b) by the Covered Executive for Good Reason, in each case, other than within the two years following the effective date of a Change in Control; provided that, if ownership of any subsidiary, unit, division or business of Air Products is divested, spun off, sold or otherwise transferred to a third party or third parties, including the stockholders of Air Products, and the Covered Executive’s employment within such divested or transferred subsidiary, unit, division or business continues, the termination of the employment relationship between the Covered Executive and Air Products shall not be a Non-Change in Control Termination of Employment.
Section 2.27    “Pension Plans” shall mean, the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees, as amended from time to time, together with any similar, succeeding or substitute plan, and the Supplementary Pension Plan of Air Products and Chemicals, Inc. as amended from time to time, together with any similar, succeeding or substitute plan, and any private annuity or pension agreement between the Grandfathered Covered Executive and the Company.
Section 2.28    “Plan” shall mean the Air Products and Chemicals, Inc. Executive Separation Program, as set forth herein, and as the same may from time to time be amended.
Section 2.29    “Retirement” shall be as defined under the Long-Term Incentive Plan.
Section 2.30    “Retirement Savings Plan” shall mean the Air Products and Chemicals, Inc. Retirement Savings Plan, as amended from time to time, together with any similar, succeeding or substitute plan.
Section 2.31    “Salary” shall mean an amount equal to the annual rate of a Covered Executive’s base salary payable to the Covered Executive in all capacities with the Company and its subsidiaries or affiliates on the Covered Executive’s Employment Termination Date.
Section 2.32    “Savings Plans” shall mean the Retirement Savings Plan and the Air Products and Chemicals, Inc. Deferred Compensation Plan, as each is amended from time to time, together with any similar, succeeding or substitute plan(s).
Section 2.33    “Section 409A” shall mean Section 409A of the Code, and the regulations thereunder as in effect from time to time.
Section 2.34    “Severance Multiple” shall mean the number listed in such Covered Executive’s applicable tier level in the Schedule of Benefits attached hereto as Exhibit B.
Section 2.35    “Statutory Benefits” shall mean any severance or notice payments or benefits provided for by any federal, state, local, foreign or supranational law, statute, regulation, ordinance or rule in connection with an individual’s Termination of Employment.
Section 2.36    “Target Bonus” shall mean a Covered Executive’s target bonus under the Annual Incentive Plan that is approved by the Committee for the applicable Fiscal Year or, if no such target bonus has been determined for such Fiscal Year, such target bonus for the most recent Fiscal Year for which one was determined.

Section 2.37    “Termination of Employment” shall mean either a Change in Control Termination of Employment or a Non-Change in Control Termination of Employment.
ARTICLE III

ENTITLEMENT TO AND DESCRIPTION OF BENEFITS
Section 3.01    Earned Salary; Accrued Vacation. Upon a Covered Executive’s Termination of Employment, the Company shall pay to the Covered Executive, as soon as practicable but no later than 30 days after the Covered Executive’s Employment Termination Date, the Covered Executive’s (a) Salary, to the extent earned but unpaid as of the Employment Termination Date, and (b) vacation pay accrued through the Employment Termination Date. The Covered Executive shall also be entitled to business expenses incurred but unreimbursed as of the Employment Termination Date, earned but unpaid bonuses and other benefits accrued under the Company’s benefit plans as of the Employment Termination Date; provided that such amounts shall be paid to the Covered Executive in accordance with the applicable Company Plan.
Section 3.02    Cash Benefits. Upon a Covered Executive’s Termination of Employment and the Covered Executive’s satisfaction of the conditions specified in Section 3.05, the Covered Executive shall be entitled to receive the following Benefits, as well as the Benefits specified in Sections 3.03 and 3.04:
(a)    A lump sum cash severance payment equal to (i) the Severance Multiple set forth in the Schedule of Benefits attached hereto as Exhibit B, multiplied by (ii) the sum of (A) the Covered Executive’s Salary plus (B) the Covered Executive’s Target Bonus for the Fiscal Year in which the Termination of Employment occurs.
(b)    A lump sum cash payment which shall be equal to the product of (i) (A) the Covered Executive’s Target Bonus, multiplied by (B) the Annual Incentive Plan payout factor for the corporate organization determined by the Committee for the Fiscal Year in which the Termination of Employment occurs and (ii) a fraction, the numerator of which is the number of days in the current Fiscal Year through the Covered Executive’s Employment Termination Date and the denominator of which is 365. Payment under this subsection 3.02(b) shall be in lieu of annual incentive opportunities under the Annual Incentive Plan for the Fiscal Year in which the Employment Termination Date occurs. In the event the Covered Executive is determined by the Committee to be entitled to annual incentive opportunities under the Annual Incentive Plan for the Fiscal Year in which the Employment Termination Date occurs, no payment will be made under this subsection 3.02(b).
(c)    (i)    If a Grandfathered Covered Executive is a participant in the Pension Plans and is not a Core Contribution Participant under the Retirement Savings Plan, a lump sum cash payment equal to the difference between the actuarial present values as of the Employment Termination Date of:
(A)    The Grandfathered Covered Executive’s accrued vested pension benefits under the Pension Plans, calculated assuming that payment of the benefits will commence in the form of a straight life annuity on the earliest date on which the Grandfathered Covered Executive could commence payment if the Grandfathered Covered Executive is eligible for an early retirement subsidy on any portion of the Grandfathered Covered Executive’s accrued benefits on the Employment Termination Date, or on the first day of the month after the Grandfathered Covered Executive attains age 65 if the Grandfathered Covered Executive is not; and
(B)    The Grandfathered Covered Executive’s accrued vested pension benefits under the Pension Plans calculated by adding one year (in the case of the CEO, two years) of service to the actual service credited under such plans for benefit accrual and vesting purposes and including any early retirement subsidy available under the Pension Plans for which the Grandfathered Covered Executive is not eligible due to termination before satisfying age and service requirements for such subsidy, and assuming that the Grandfathered Covered Executive’s benefit will commence in the form of a straight life annuity on the earliest date on which the Grandfathered Covered Executive could retire and commence a benefit under the Pension Plans.
For purposes of calculating the actuarial present values of (A) and (B) above, the interest rate shall be the average of the average monthly yields for municipal bonds published monthly by Moody’s Investors’ Service Inc. for the three months immediately preceding the Employment Termination Date and the life expectancy assumptions shall be those most frequently used by the Pension Plans’ actuaries for other purposes. The calculation of the pension payment described in this subparagraph shall be made by a nationally recognized firm of enrolled actuaries acceptable to the Grandfathered Covered Executive and the Company. The Company shall pay the reasonable fees and expenses of such actuarial firm. The calculation made by such actuarial firm shall be binding on the Grandfathered Covered Executive and the Company.
(ii)    If a Grandfathered Covered Executive is a Core Contribution Participant in the Retirement Savings Plan, a lump sum cash payment (or, in lieu of the payment described in clause (i) above) equal to the Company Core Contributions and Core Credits (as defined in the Savings Plans) that the Grandfathered Covered Executive would have received under the Savings Plans during the one-year period (in the case of the CEO, two-year period) following the Employment Termination Date assuming that (A) the Grandfathered Covered Executive remained actively employed by the Company during such period, (B) the Grandfathered Covered Executive’s Salary continued at the higher of the rate in effect on the Employment Termination Date or the rate in effect immediately prior to any purported reduction in the Grandfathered Covered Executive’s Salary constituting Good Reason, and (C) the Grandfathered Covered Executive’s Annual Incentive Plan awards were equal in amount to the higher of the most recent award received prior to the Employment Termination Date and the average of the awards available to the Grandfathered Covered Executive under the Annual Incentive Plan during and/or for each of the three immediately preceding Fiscal Years; provided that the amount payable to the Grandfathered Covered Executive under this clause (c)(ii) shall in no event include any Company matching contributions or credits on such Company Core Contributions or Core Credits.
Section 3.03    Non-Cash Benefits. In addition to the Benefits provided under Section 3.02, a Covered Executive shall receive, subject to the Covered Executive’s satisfaction of the conditions specified in Section 3.05, the following additional benefits:
(a)    If the Covered Executive is covered under any of the Company’s group medical and dental plans as of the Employment Termination Date, and the Covered Executive is eligible for and timely elects continuation coverage under such plans pursuant to COBRA, the Company will pay the cost of such COBRA coverage on behalf of the Covered Executive, and each of the Covered Executive’s dependents who were covered under such medical and dental plans as of the Employment Termination Date and who are qualified beneficiaries under COBRA, for the amount of time following the Employment Termination Date set forth in such Covered Executive’s applicable tier level in the Schedule of Benefits attached hereto as Exhibit B (the “COBRA Continuation Period”); provided, however, that if the duration of the COBRA Continuation Period exceeds the maximum number of months that continuation coverage may be provided under COBRA, the Company shall pay to the Covered Executive within 30 days following the last day on which COBRA continuation benefits may be provided a lump sum cash payment equal to (x) the number of months in the COBRA Continuation Period less the number of months of COBRA continuation coverage previously provided as of such date, multiplied by (y) the amount of the COBRA premiums paid by the Company in the last month during which COBRA continuation coverage was provided to the Covered Executive. Notwithstanding the preceding sentence, to the extent that any Covered Executive is eligible to commence retiree medical benefits under the Company’s group medical plan on the Employment Termination Date, the preceding sentence shall not apply to such Covered Executive with respect to such plan and shall not affect the Covered Executive’s entitlement to retiree medical benefits under the terms and conditions of such plan.
(b)    Outplacement assistance at times and locations that are convenient to the Covered Executive; provided that such outplacement services will be provided for a period of no more than 12 months following the Employment Termination Date.
Section 3.04        Long-Term Incentive Plan Benefits. In addition to the Benefits payable under Sections 3.02 and 3.03, in the event of a Non-Change in Control Termination of Employment, a Covered Executive’s Long-Term Incentive Plan awards shall, subject to the Covered Executive’s satisfaction of the conditions specified in Section 3.05, be treated in accordance with this Section 3.04.
(a)    (i)    All stock options and stock appreciation rights that are exercisable as of the Covered Executive’s Employment Termination Date shall continue to be exercisable following such Employment Termination Date and shall remain exercisable for the remainder of the term applicable to the stock option or stock appreciation right. All stock options and stock appreciation rights that are not exercisable as of the Covered Executive’s Employment Termination Date shall automatically terminate as of the Employment Termination Date.
(ii)    All unearned performance shares and other awards with performance-based vesting shall vest as of the Covered Executive’s Employment Termination Date in an amount to be determined by multiplying (A) the number of shares or units that would have been earned by the Covered Executive under each such award at the level of performance determined by the Committee at the end of the applicable performance cycle for other senior executives of the Company by (B) a fraction, the numerator of which is the number of full months that have elapsed between the beginning of the applicable performance period and the Covered Executive’s Employment Termination Date and the denominator of which is the number of full months in such performance period. Payments in respect of such vested awards shall be made within 30 days of the Committee’s determination, or, if later, as soon as permissible under Section 409A.
(iii)    All other awards, including restricted stock units (other than deferred stock units that vest under the Long-Term Incentive Plan or the applicable award agreement upon a Covered Executive’s death, Disability or Retirement) and restricted stock, that are subject to time-based vesting or other non-performance based conditions shall vest as of the Covered Executive’s Employment Termination Date in an amount determined by multiplying (A) the number of shares or units that are subject to the award by (B) a fraction, the numerator of which is the number of full months that shall have elapsed since the beginning of the applicable vesting period and the denominator of which is the number of full months in the vesting period. Deferred stock units and restricted stock that become vested under the Long-Term Incentive Plan or applicable award agreement upon a Covered Executive’s death, Disability or Retirement shall become fully vested on the Covered Executive’s Employment Termination Date. Payments in respect of such vested awards shall be made as soon as practicable after the Release Effective Date (as defined below) or, if later, as soon as permissible under Section 409A.
(b)    For purposes of this Section 3.04, fractional shares of the common stock, par value $1.00 per share, of Air Products shall be rounded up to the next highest whole share of stock.
(c)    Notwithstanding anything herein to the contrary, the treatment of Long-Term Incentive Plan awards held by a Covered Executive whose Termination of Employment is a Retirement or as a result of death or Disability shall be determined under the Long-Term Incentive Plan and applicable award agreement (and not under this Section 3.04) to the extent determined by the Committee on the Covered Executive’s Employment Termination Date to be more favorable to the Covered Executive.
(d)    The treatment of Long-Term Incentive Plan awards held by a Covered Executive whose Termination of Employment is a Change in Control Termination of Employment shall be treated in connection with a Change in Control in the manner provided under the Long-Term Incentive Plan and applicable award agreements thereunder.
Section 3.05    Conditions to Entitlement to Benefit. To be eligible to receive any Benefits under the Plan after the Covered Executive’s Employment Termination Date has been set, a Covered Executive must (a) continue in the Covered Executive’s then-current office and perform such duties for the Company as are typically related to the Covered Executive’s position (or such other position as the Board reasonably requests) including identifying, recruiting and/or transitioning the Covered Executive’s successor, in all events performing all assigned duties in the manner reasonably directed by the CEO in the CEO’s sole discretion, or if the CEO is the Covered Executive, by the Board in its sole discretion, and cease the Covered Executive’s employment on the Employment Termination Date; (b) on or after the Employment Termination Date, but prior to the 30th day following the Employment Termination Date, execute and provide to the Company a release and discharge of the Company from any and all claims, demands or causes of action, in such form as the Administrator shall determine, in its discretion, acting on behalf of the Company, and such release must not be revoked before becoming effective and irrevocable (the date on which the release becomes effective and irrevocable shall be the “Release Effective Date”); and (c) prior to the Release Effective Date, execute a noncompetition, nonsolicitation and nondisparagement agreement that extends for the two-year period following the Covered Executive’s Employment Termination Date in substantially the form attached hereto as Exhibit C, with such changes therein as the Administrator shall determine, in its discretion, acting on behalf of the Company. No Benefits due hereunder shall be paid to a Covered Executive who has not complied in all respects with the requirements of this Section 3.05. On or after the Release Effective Date, the Company shall provide the Covered Executive with a release of claims against the Covered Executive.

Section 3.06    Method of Payment. Benefits under the Plan shall be paid as follows:
(a)    The cash Benefits determined pursuant to Section 3.02 hereof shall be paid in a lump sum, subject to all employment and withholding taxes applicable to the type of payments made. Such payments shall be made as soon as practicable after the Covered Executive’s Release Effective Date, or, if later, as soon as permissible under Section 409A. In the event the permitted time between the Employment Termination Date and the Release Effective Date could span two taxable years, payment will be made in the second taxable year.
(b)    The non-cash Benefits described in Section 3.03 shall be provided after the Employment Termination Date in accordance with the applicable Company Plan or as permitted by Section 409A if later; provided that if the Covered Executive fails to comply with all of the conditions set forth in Section 3.05, the Covered Executive shall be required to repay to the Company in cash within five business days after written demand is made therefor by the Company, an amount equal to the value of any Benefit received under Section 3.03.
(c)    Long-Term Incentive Plan awards referred to in Section 3.04 will be paid on the later of the date contemplated under the applicable award agreement and the date (if any) provided for under Section 3.04; provided that payment shall be made in accordance with the applicable award agreement to the extent required to avoid taxes or penalties under Section 409A.
Section 3.07    Death or Disability. If a Covered Executive, incurs Disability or dies before the Employment Termination Date has been set, no Plan payments or other benefits will be due and owing to the Covered Executive or, in the case of the Covered Executive’s death, to the Covered Executive’s estate or beneficiary. If a Covered Executive incurs Disability or dies after the Covered Executive’s Employment Termination Date has been set but not attained, the Administrator shall cause any Benefits due under the Plan to be paid to the Covered Executive or, in the case of the Covered Executive’s death, to the Covered Executive’s Designated Beneficiary as defined in the Long-Term Incentive Plan.
ARTICLE IV

ADMINISTRATION
Section 4.01    Authority and Duties. It shall be the duty of the Administrator, on the basis of information supplied by the Company, to determine the entitlement of each Covered Executive to Benefits under the Plan. The Administrator shall have the full power and authority to (a) determine whether a Covered Executive’s termination of employment with the Company constitutes a Termination of Employment for purposes of the Plan and (b) construe, interpret and administer the Plan, to correct deficiencies therein and to supply omissions. All decisions, actions, and interpretations of the Administrator shall be final, binding, and conclusive upon the parties. The Committee may delegate to appropriate Company officers its authority and its duties as it shall deem appropriate in its sole discretion, and the actions of such person or persons shall have the same force and effect as any action of the Committee in respect of the Plan (other than any action by such person or persons to delegate the Committee’s duties or authority hereunder); provided, however, that the Committee shall approve the eligibility for Benefits.
Section 4.02    Expenses of the Administrator. All reasonable expenses of the Administrator shall be paid or reimbursed by the Company upon proper documentation. The Company shall indemnify and defend the Administrator against personal liability for actions taken in good faith in the discharge of its duties hereunder.

Section 4.03    Actions of the Administrator. Whenever a determination is required of the Administrator under the Plan, such determination shall be made solely at the discretion of the Administrator. In addition, the exercise of discretion by the Administrator need not be uniformly applied to similarly situated Covered Executives and shall be final and binding on each Covered Executive or beneficiary(ies) to whom the determination is directed.
ARTICLE V

AMENDMENT AND TERMINATION
The Company, acting through the Committee, retains the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason, and, except as provided below, without either the consent of or the prior notification to any Covered Executive. Notwithstanding the foregoing and except as specifically provided under Section 7.12(d), no such amendment, suspension or termination shall (a) give the Company the right to recover any amount paid to a Covered Executive prior to the date of such action, (b) cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan already receiving Benefits, or (c) be effective to terminate or reduce the Benefits or prospective Benefits of any Covered Executive whose Employment Termination Date has been set as of the date of such amendment, suspension or termination (unless the express written consent of the Covered Executive has been obtained with respect thereto). Further, notwithstanding the foregoing and except as specifically provided under Section 7.12(d), during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, no Covered Executive’s participation hereunder may be terminated and the Plan may not be terminated or amended in any manner which is materially adverse to the interest of any Covered Executive without the prior written consent of such Covered Executive.
ARTICLE VI

DUTIES OF THE COMPANY
Section 6.01    Records. The Company shall supply to the Administrator all records and information necessary to the performance of the Administrator’s duties.
Section 6.02    Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee, the Company, or the Administrator, acting on behalf of the Company, shall be made in its or their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive upon all parties.
ARTICLE VII

MISCELLANEOUS
Section 7.01    Nonalienation of Benefits. None of the payments, Benefits or rights of any Covered Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, Benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Covered Executive. No Covered Executive shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the Benefits or payments which the Covered Executive may expect to receive, contingently or otherwise, under the Plan.

Section 7.02    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account nor the payment of any Benefits shall be construed as giving any Covered Executive, or any person whosoever, the right to be retained in the service of the Company, and all Covered Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 7.03    Entire Agreement. This Plan document, as it may be amended by the Committee, and the documents specifically referenced herein, or in such amendment, shall constitute the entire agreement between the Company and the Covered Executive with respect to the Benefits promised hereunder and no other agreements, representations, oral or otherwise, express or implied, with respect to such Benefits or any severance benefits shall be binding on the Company; provided that, (a) if an individual is party to an Executive Officer Change in Control Severance Agreement or a “covered employee” under the Air Products and Chemicals, Inc. Special Severance Plan, as amended, such individual will not be a Covered Executive for purposes of any payments or benefits in connection with a Change in Control Termination of Employment hereunder to the extent treatment under such agreement or plan, as applicable, is more favorable to such individual than under the Plan, and (b) if a Covered Executive is party to an employment agreement subject to laws outside the United States that provides for Statutory Benefits or other severance amounts or notice pay or is otherwise entitled to receive any Statutory Benefits (collectively, “Local Benefits”), any payments or benefits under the Plan payable to the Covered Executive will be reduced by any such Local Benefits.
Section 7.04    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Section 7.05    Successors, Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Covered Executive, present and future.
Section 7.06    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 7.07    Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural and vice-versa.
Section 7.08    Unfunded Plan. The Plan shall not be funded. The Company may, but shall not be required to, set aside or earmark an amount necessary to provide the Benefits specified herein (including the establishment of trusts). In any event, no Covered Executive shall have any right to, or interest in, any assets of the Company.
Section 7.09    Payments to Incompetent Persons, Etc. Any Benefit payable to or for the Benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Administrator and all other parties with respect thereto.
Section 7.10    Lost Payees. A Benefit shall be deemed forfeited if the Administrator is unable to locate a Covered Executive to whom a Benefit is due. Such Benefit shall be reinstated if application is made by the Covered Executive for the forfeited Benefit while the Plan is in operation.

Section 7.11    Controlling Law and Nature of Plan. The Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by Federal law. The Plan is not intended to be included in the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA. Rather, the Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Notwithstanding the foregoing, if and to the extent that the Plan is deemed to be an “employee pension benefit plan” or “pension plan” as set forth under Section 3(2) of ERISA, then the Plan is intended, for all purposes under ERISA, to constitute a plan that is unfunded and maintained by the Company primarily for the purposes of providing deferred compensation for a select group of management or Highly Compensated Employees.
Section 7.12    Section 409A.
(a)    It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    Neither the Covered Executive nor any of the Covered Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under any Company Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Covered Executive or for the Covered Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Covered Executive to the Company or any of its affiliates.
(c)    If, at the time of the Covered Executive’s separation from service (within the meaning of Section 409A), (i) the Covered Executive shall be a specified employee (within the meaning of Section 409A and using the indemnification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule as set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.
(d)    Notwithstanding any provision of this Plan or any Company Plan to the contrary, the Company reserves the right to make amendments to this Plan and any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Covered Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Covered Executive for the Covered Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold the Covered Executive harmless from any or all of such taxes or penalties.
Section 7.13    Potential Limit on Payments. Notwithstanding any provision of this Plan to the contrary, in the event that an excise tax under Section 4999 of the Code would be assessed on payments or other benefits to be received by the Covered Executive upon a Change in Control, the Covered Executive will be entitled to receive whichever of the following amounts that would result in the largest aggregate amount being retained by the Covered Executive after the application of all applicable federal, state and local taxes:
(a)    All payments and other benefits described under Article III; or
(b)    Reduced payments and other benefits described in Article III that have an aggregate value equal to the highest amount that, together with all other payments and benefits to be received by the Covered Executive that are parachute payments within the meaning of Section 4999 of the Code, does not exceed three times the Covered Executive’s “base amount” (within the meaning of Section 280G of the Code).
The determination of whether (a) or (b) above would result in the largest aggregate amount being retained by the Covered Executive after taxes and the calculation of the amount described in (b) shall be made, at the Company’s expense, by a nationally recognized public accounting firm. If a reduced amount is to be paid under clause (b) above, the Covered Executive will be notified no later than the fifth day following the Employment Termination Date.
In the case of a reduction in payments and benefits pursuant to this Section 7.13, such payments and benefits will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

EXHIBIT A
GRANDFATHERED COVERED EXECUTIVES
•Eduardo Menezes
•Melissa Schaeffer
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EXHIBIT B
SCHEDULE OF BENEFITS

Covered Executive	Non-Change in Control Termination of Employment Severance Multiple	Non-Change in Control Termination of Employment COBRA Coverage Period	Change in Control Termination of Employment Severance Multiple	Change in Control Termination of Employment COBRA Coverage Period
CEO	2x	12 months	3x	36 months
Non-CEO Executive Officer or Company Officer	1x	12 months	2x	24 months

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EXHIBIT C
NONCOMPETITION, NONSOLICITATION,
AND NONDISPARAGEMENT AGREEMENT
I, ____________________ (the “Executive”), for and in consideration of (a) certain severance benefits to be paid and provided to me by Air Products and Chemicals, Inc. (the “Company”) under the Air Products and Chemicals, Inc. Executive Separation Program (the “Plan”), and (b) the Company’s execution of a release in favor of the Executive, I, the Executive, hereby covenant and agree as follows:
1.    The Executive acknowledges that the Company is generally engaged in business throughout the world. During the Executive’s employment by the Company and for two years after the Executive’s Employment Termination Date (as defined in the Plan), the Executive agrees that the Executive will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or be otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise: (a) any person who is engaged, in any manner anywhere, in any business which, as of the Employment Termination Date, is engaged in by the Company or has been reviewed with the Board for development to be owned or managed by the Company (together “competitive businesses”), or (b) any person who has an ownership interest in a competitive business or an affiliate of such a person. Executive’s passive ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph.
2.    The Executive also agrees that the Executive will not, directly or indirectly, during the period described in paragraph 1, induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including, without limitation, those who commence such positions with the Company after the Employment Termination Date.
3.    For the purposes of this Agreement:
(a)    the term “Company” shall be deemed to include Air Products and Chemicals, Inc. and the subsidiaries and affiliates of Air Products and Chemicals, Inc.
(b)    the term “person” shall include an individual, a publicly-traded or privately-held corporation or equivalent thereof under foreign law, a partnership, an association, a joint stock company, a trust, any unincorporated association, or any business organization; and may include an affiliate of the Company.
(c)    the term “affiliate” of a specified person shall mean any corporation, partnership, joint venture, business organization, trust, or other non-natural person in which the specified person directly or indirectly holds an interest, which is under common control with the specified person, or of which the specified person is an executive officer, manager, trustee, executor or similar controlling person.

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4.    The Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (a) the Executive has been advised by the Company to consult the Executive’s own legal counsel in respect of this Agreement, (b) the Executive has consulted with and been advised by the Executive’s own counsel in respect of this Agreement, and (c) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive’s counsel.
5.    The Executive further acknowledges and agrees that a breach of the restrictions in this Agreement will not be adequately compensated by monetary damages. The Executive agrees that the Company shall be entitled to (a) preliminary and permanent injunctive relief, without the necessity of proving actual damages, or posting of a bond, (b) an equitable accounting of all earnings, profits and other benefits arising from any violation of this Agreement, and (c) enforce the terms, including requiring forfeitures, under other plans, programs and agreements under which the Executive has been granted a benefit contingent on a covenant similar to those contained in this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of this Agreement should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise shall be enforced to the maximum extent permitted by law.
6.    If the Executive breaches the Executive’s obligations under this Agreement, the Executive agrees that suit may be brought, and that the Executive consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or in any court of general jurisdiction in Allentown, Pennsylvania; consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers with respect thereto. EACH PARTY HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS NONCOMPETITION AGREEMENT.
7.    Executive further agrees, covenants, and promises that the Executive will not in any way communicate the terms of this Agreement to any person other than the Executive’s immediate family and the Executive’s attorney and financial consultant or when necessary to advise a third party of the Executive’s obligations under this Agreement. Notwithstanding the foregoing, the Company and Executive also agree that for a period of two years following the Employment Termination Date, Executive will provide and that at all times after the date hereof the Company may similarly provide, with prior written notice to Executive, a copy of this Agreement to any business or enterprise (a) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which the Executive may participate in the ownership, management, operation, financing or control, or (b) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise or in connection with which Executive may use or permit to be used Executive’s name. Executive agrees not to disparage the name, business reputation or business practices of
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the Company or its subsidiaries or affiliates or its or their officers, employees or directors, and the Company agrees not to disparage the name or business reputation of Executive.
8.    The Executive hereby expressly acknowledges and agrees that (a) the provisions of the Employee Patent and Confidential Information Agreement entered into by the Executive on _______________, shall continue to apply in accordance with its terms, and (b) the provisions of the Executive’s outstanding incentive award agreements granted under the Company’s Long-Term Incentive Plan, as defined in the Plan, shall continue to apply in accordance with their terms except as otherwise provided in Section 3.04 of the Plan.
9.    No failure or delay on the part of the Company in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective until the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
10.    Notices under this Agreement shall be in writing and sent via overnight mail as follows:
To:    Company’s General Counsel        To:    Executive
1940 Air Products Boulevard             At the address on file
Allentown, PA 18106-5500            with the Company
11.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to its principles of conflict of law. This Agreement shall extend to and ensure to the benefit of the respective successors and assigns of the Company.
Intending to be legally bound hereby, I execute the Noncompetition, Nonsolicitation, and Nondisparagement Agreement this ___ day of _____________, 20 ___.

Witness	Executive

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